Exhibit 15.2

To the Board of Directors and Partners of
Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended March 31, 2010 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-143930) of Icahn Enterprises L.P. of our report dated April 28, 2010 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation that are included in Federal-Mogul Corporation’s Form 10-Q for the quarter ended March 31, 2010.

/s/ Ernst and Young LLP

Detroit, Michigan
May 6, 2010